Exhibit 4.6

CERTIFICATE OF CORPORATE DOMESTICATION

OF

ARTIUS ACQUISITION INC.

Pursuant to Sections 103 and 388

of the General Corporation Law of the State of Delaware

Artius Acquisition Inc., presently a Cayman Islands exempted company limited by shares, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (upon such domestication to be renamed “Origin Materials, Inc.” and referred to herein after such time as the “Company”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.

The Company was first incorporated on January 24, 2020 under the laws of the Cayman Islands as “Artius Acquisitions Inc.” and subsequently changed its name to “Artius Acquisition Inc.” through a Certificate of Incorporation Change of Name filed with the Registry of Companies on February 4, 2020.

2.	The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware was Artius Acquisition Inc.

3.

The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Origin Materials, Inc.”

4.

The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5.

The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Company has caused this Certificate of Domestication to be executed in its name by its duly authorized officer on this [    ] day of [    ], 2021.

ARTIUS ACQUISITION INC., a Cayman Islands exempted company limited by shares

By:
Name:	[ ]
Title:	[ ]